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                                                               EXHIBIT 99.(5.14)




                       THE PAYDEN & RYGEL INVESTMENT GROUP
                       333 South Grand Avenue, 32nd Floor
                          Los Angeles, California 90071

                              ______________, 1997


Payden & Rygel
333 South Grand Avenue, 32nd Floor
Los Angeles, California 90071

Ladies and Gentlemen:

         As you know, we wish to retain Payden & Rygel to act as investment adviser to our newly created PRAAM Money Market Fund series. Accordingly, this will confirm our agreement to amend Exhibit A to the Investment Management Agreement between us dated as of June 24, 1992, by adding the following paragraph:


         PRAAM Money Market Fund Series

         Annual Advisory Fees (as a percentage of average daily net assets ) -- 0.15% of net assets.

         Operating Expense Limitation (as a percentage of average daily net assets) -- Class A, 0.50%; Class B, 0.85%.

         In all other respects, the Investment Management Agreement between us, as previously amended, will remain unchanged. Please sign this letter below to confirm our agreement to this amendment.



                                       Very truly yours,


                                       ----------------------------------
                                       Joan A. Payden
                                       President

AGREED:

Payden & Rygel


By: ___________________________

Title: ________________________